Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis—July 2012

Series	2003-4
Deal Size	$725MM
Expected Maturity	10/15/2013

Yield	18.00%
Less: Coupon	0.61%
Servicing Fee	1.50%
Net Credit Losses	4.76%
Excess Spread:
July-12	11.13%
June-12	11.82%
May-12	11.94%
Three Month Average Excess Spread	11.63%

Delinquency:
30 to 59 Days	0.57%
60 to 89 Days	0.45%
90+ Days	0.93%
Total	1.95%

Principal Payment Rate	24.12%